UNITED STATES

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Wheeling - Pittsburgh Corporation

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Esmark Incorporated

Bouchard Group, L.L.C.

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James P. Bouchard

Craig T. Bouchard

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August 21

Associated Press –

Wheeling-Pittsburgh to Meet with Union

August 21

Harold Star (Steubenville, Ohio) –

W-P Let Down by USWA

August 21

American Metal Market –

Esmark to can W-P Furnace but Save Jobs as Deal Sweetened

August 21

Pittsburgh Tribune-Review –

Steelmaker Urges USW to Reevaluate Brazilian Merger

August 23

Harold Star (Steubenville, Ohio) –

Esmark awaits USW’s views

*    *    *

Associated Press

Wheeling-Pittsburgh to meet with union

Monday, August 21 2006, 10:46

WHEELING, W.Va. (AP) — Steel maker Wheeling-Pittsburgh Corp. on Monday said it plans to meet with the United Steel Workers Union to discuss a proposed merger with Companhia Siderúrgica Nacional, Brazil’s largest steel producer.

Last week, the union rejected a merger with Companhia Siderúrgica Nacional and instead endorsed a takeover of Wheeling-Pittsburgh by Esmark Inc., a privately held steel service center in Chicago Heights, Ill. David McCall, District 1 director for the union, said his membership would also file a grievance over alleged violations of the current contract, which allows the union to make a competing offer.

Wheeling-Pittsburgh Chairman and Chief Executive James G. Bradley said on Monday that the company complied “scrupulously” with the contract and reiterated that the Esmark takeover does not present the same strategic advantages as a merger with Companhia Siderúrgica Nacional.

“Esmark is a steel distributor with a limited track record and little depth in steel production, which has made a proposal that offers no clear commercial benefit to the company,” Bradley said in a letter to McCall that was to be delivered prior to Monday’s meeting.

The showdown for Wheeling-Pittsburgh, which has survived two bankruptcies with the help of union concessions, will culminate at its annual meeting in Pittsburgh on Nov. 17, when shareholders will vote on the two proposals and two new boards of directors.

Shares of Wheeling-Pittsburgh fell 11 cents to $17.80 in morning trading on the Nasdaq. Shares of Companhia Siderúrgica Nacional lost 33 cents to $31.60 on the New York Stock Exchange.

Herald Star (Steubenville, Ohio)

W-P let down by USWA

By PAUL GIANNAMORE, Business editor

Monday, August 21, 2006

WHEELING — Wheeling-Pittsburgh Steel Corp. today expressed “extreme disappointment” with the United Steelworkers of America’s stance announced a week ago to fight the company’s proposed alliance with Brazil’s national steelmaker Companhia Siderurgica Nacional.

The company is putting together a meeting with CSN and USW representatives to discuss the CSN proposal and answer questions.

Wheeling-Pitt said in a press statement today its response, being delivered today to the USW, strongly encourages the USW to evaluate the CSN proposal “with an open mind, including the proposal’s strategic and operational advantages and its long-term positive impact on the company, its stockholders and employees.”

USW District 1 director David McCall said Aug. 14 the USW was filing a grievance because Wheeling-Pitt is violating the current contract by not giving the union the same amount of time to prepare a counterproposal to the CSN deal that CSN had received. McCall said Wheeling-Pitt should enter no agreements until at least early February. The company has set a Nov. 17 board meeting in Pittsburgh and plans to field a slate of company officers to represent a CSN-Wheeling-Pitt alliance.

James G. Bradley, Wheeling-Pitt chairman and chief executive, said today, “While our letter clearly identifies areas in which we disagree with the United Steelworkers regarding its interpretation of our labor agreement, as well as the benefits of the nonbinding proposal from CSN, Wheeling-Pittsburgh Steel remains committed to full and open communications between the company and the USW.”

The company said it believed it had “complied scrupulously” with the union contract and rejected its claim that additional time is due to allow the union to assert its right to bid.

The company said it welcomes an expedited arbitration hearing to resolve all grievances. “In our July 7, 2006, letter, we provided prompt notice of CSN’s proposed transaction and expressly stated that the current board of directors of Wheeling-Pittsburgh would not act to approve a transaction with CSN until definitive transaction documents had been negotiated and the right to bid period has expired,” Bradley said in the letter to the USW.

“As you well know, the board of directors of the company has not approved a merger agreement, long-term slab supply agreement, exchangeable loans or any other definitive transactional documents with CSN.”

The proposed CSN-Wheeling-Pitt alliance would see the Brazilian firm put up a Terre Haute, Ind., finishing mill and $225 million convertible within three years to new common stock in a combined new Wheeling-Pittsburgh Steel. A new holding company would be formed to run the firm. A 10-year slab-supply agreement would be sealed with CSN, along with commitments to increase capacity of the hot-strip mill in Mingo Junction. A new galvanizing line would be added at Terre Haute.

The USW has said it has been in communication with and supports a proposal from Esmark, a Chicago-based steel service company looking to add steel production capacity, which has proposed a hostile takeover at the November board meeting. Esmark, which would field its own slate of directors to effect a merger with Wheeling-Pitt, is proposing $473 million in an initial transaction, including the valuation of Esmark at $273 million plus a $200 million cash infusion. The firm also would offer $20 per share for up to 7.3 million shares of common stock, putting the total value of the deal at about $1.8 billion.

Wheeling-Pitt said today it has not conceded the right to bid provisions in the USW contract apply, but said it has provided information about the proposed CSN transaction to the USW “in the spirit of openness and fairness to all constituents” and said it hopes to continue to work cooperatively with the Steelworkers “to build a stronger company.”

Bradley also contends that even if the arbitrator finds the right-to-bid provisions apply, the company believes the union “has no compelling basis to demand more time to organize a competing bid in light of the fact that the Union has endorsed the Esmark proposal and has worked closely with Esmark for a number of months to develop an acquisition proposal for submission to the company’s board of directors.”

Bradley maintains Esmark’s proposal lacks a strategic vision and that the company is “a steel distributor with a limited track record and little depth in steel production, which made a proposal that offers no clear commercial benefit to the company.”

Esmark has responded to such statements by noting its board includes a number of metals industry veterans and that James P. Bouchard, Esmark’s founder, is a former U.S. Steel executive who had responsibility for U.S. Steel’s turnaround of its purchase of the Kosice steel works in the Slovak Republic. Further, Esmark has said John Goodwin, who would be the vice president in charge of Esmark’s steel operations, is a veteran of running plants for U.S. Steel in the Mon Valley and Gary, Ind., where production improvements included increasing hot mill utilization.

American Metal Market

Esmark to can W-P furnace but save jobs as deal sweetened

[UPDATE]

By Scott Robertson

Monday, August 21, 2006, 2:42PM

PITTSBURGH — Esmark Inc., Chicago, is sweetening the deal it is offering in its proposed takeover of Wheeling- Pittsburgh Steel Corp., Wheeling, W.Va., even as the steelmaker continues to take a sour view of the plan.

James and Craig Bouchard, Esmark’s top executives and co-founders, say the company will contribute 5 percent of its earnings before interest, taxes and depreciation (EBITDA) cash flow to retiree benefits/pensions and won’t cut jobs at Wheeling-Pittsburgh if its bid to take over the steelmaker succeeds.

Jobs will be preserved despite the fact that Esmark will likely shut the blast furnace at the steelmaker’s Mingo Junction, Ohio, plant, the Bouchards said in a recent television interview with WTRF-TV of Wheeling, W.Va. Esmark believes the furnace isn’t a cost-effective operation. The jobs will also be preserved by Esmark’s growth plans,” James P. Bouchard, Esmark’s chairman and chief executive officer, said, which he termed as “internal growth” and “not by selling assets.

The 5-percent EBITDA contribution would be returned to retirees on an ongoing basis and would “continue in perpetuity for as long as we own the company,” Craig T. Bouchard, Esmark’s president, said.

The comments of the Bouchard brothers came as Wheeling-Pittsburgh on Monday responded to the position taken by the United Steelworkers union in the battle for control of the company. The USW last week said it would file a grievance against Wheeling-Pittsburgh over its plan to tie up with Cia. Siderúrgica Nacional (CSN), Rio de Janeiro, Brazil. The union claims the proposed merger violates terms of its collective bargaining agreement with the steelmaker.

The company said Monday it had arranged a meeting with union leadership and CSN executives to address questions related to the Brazilian company’s proposal.

In a letter delivered to Dave McCall, USW’s District 1 director, Wheeling-Pittsburgh expressed what it called its “extreme disappointment” with the union’s position and strongly urged the USW to evaluate CSN’s proposal “with an open mind, including the proposal’s strategic and operational advantages and its long-term positive impact on the company, its stockholders and employees.”

The USW previously expressed its support for the Esmark proposal, which, in effect, would tie Wheeling-Pittsburgh as a steel production unit into Esmark’s family of steel service centers, bringing production and distribution under one umbrella.

Leo W. Gerard, USW’s president, speaking in the television interview with the Bouchards, said the union supports Esmark because “A, CSN has not talked to us, and B, when (CSN) did talk to us they talked about concessions.” The Bouchards, he said, have dealt squarely with the union “from day one” and have a plan to handle benefits for retirees. “They haven’t asked for any favors,” Gerard said.

Wheeling-Pittsburgh’s management doesn’t believe Esmark’s proposal serves shareholders or employees as well as the proposed merger with CSN.

“While our letter clearly identifies areas in which we disagree with the United Steelworkers regarding its interpretation of our labor agreement, as well as the benefits of the non-binding proposal from CSN, Wheeling-Pittsburgh Steel remains committed to full and open communications between the company and the USW,” James Bradley, the steelmaker’s chairman, president and chief executive officer, said in a statement. “To that end, we have arranged an early meeting with CSN representatives, Dave McCall and the union presidents to facilitate further discussion of the CSN proposal and to answer questions.”

The letter asserted Wheeling-Pittsburgh’s belief that it has complied with the collective bargaining agreement and rejected the union’s claim that it has additional time to assert its right to bid. The company said it welcomed an expedited arbitration hearing to promptly resolve all grievances.

“In our July 7, 2006, letter we provided prompt notice of CSN’s proposed tranaction and expressly stated that the current board of directors of Wheeling-Pittsburgh would not act to approve a transaction with CSN until definitive transaction documents had been negotiated and the right to bid period has expired,” Bradley said in the letter to McCall.

“As you well know, the board of directors of the company has not approved a merger agreement, long-term slab supply agreement, exchangeable loans or any other definitive transactional documents with CSN,” he said, adding that “the union’s right to bid has not been prejudiced.”

Although Wheeling-Pittsburgh hasn’t conceded that the right to bid provisions apply, its letter said the company provided information about the proposed CSN transaction to the USW “in the spirit of openness and fairness to all constituents” and said it hopes to continue to work cooperatively with the USW to build a stronger company.

Bradley added that even if the right to bid provisions were found to be applicable by an arbitrator, the company believes the USW has no compelling basis to demand more time to organize a competing bid, given the fact that the union has endorsed the Esmark proposal and has worked closely with Esmark for months to develop an acquisition proposal to present to Wheeling-Pittsburgh’s board.

Bradley also reiterated in the letter what the company sees as the merits of the CSN proposal, and said Esnark’s proposal lacked a strategic vision and committed resources to strengthen the company as a steel producer.

“Simply put, CSN is a world-class steel producer which is prepared to partner with the company to create a strong, well-capitalized steel producer with a more flexible cost structure, broader value-added product offering and significant incremental earnings potential,” Bradley said in the letter. “On the other hand, Esmark is a steel distributor with a limited track record and little depth in steel production, which has made a proposal that offers no clear commercial benefit for the company.”

Pittsburgh Tribune-Review

Steelmaker urges USW to reevaluate Brazilian merger

Monday, August 21, 2006

Management of Wheeling-Pittsburgh Corp. said Monday it was “extremely disappointed” with the United Steelworkers union’s opposition to its planned merger with a Brazilian steelmaker.

Wheeling-Pittsburgh strongly encouraged the union to “reevaluate” the proposal that would merge Wheeling-Pittsburgh Steel Corp. and Companhia Siderurgica Nacional.

The company’s position was detailed in a letter to the steelworkers union Monday morning.

Also, Wheeling-Pittsburgh says it has arranged an early meeting with representatives of the Brazilian steelmaker, David McCall, director of District 1 of the United Steelworkers union, and union presidents to facilitate discussion of the proposal and answer any questions.

“While our letter clearly identifies areas in which we disagree with the United Steelworkers regarding its interpretation of our labor agreement, as well as the benefits of tne nonbinding proposal from CSN, Wheeling-Pittsburgh Steel remains committed to full and open communications between the company and the USW,” said Wheeling-Pittsburgh CEO James G. Bradley.

Friday, an analyst report said top managers of CSN said the USW opposition to the merger “may pose a problem” for the deal.

Last Monday the steelworkers union said it would file a grievance to block Wheeling-Pittsburgh Corp.’s plans to merge with the Brazilian steelmaker, contending the move breaches the union’s contract.

Wheeling-Pittsburgh, which employs about 3,100 workers at plants in West Virginia, Ohio and Allenport in Pennsylvania, has a tentative agreement to merge with Companhia Siderurgica Nacional.

Last month, Esmark Inc., a Chicago-based group of steel service companies, announced a $1.1 billion bid for Wheeling-Pittsburgh Steel Corp., the company’s primary operating subsididary.

The union previously indicated its support for the Esmark proposal.

Herald Star (Steubenville, Ohio)

Esmark awaits USW’s views

By PAUL GIANNAMORE, Business editor

Wednesday, August 23, 2006

STEUBENVILLE — Esmark says it welcomes the discussions between Wheeling-Pittsburgh Steel Corp. and the United Steelworkers of America regarding a proposed strategic alliance with a Brazilian steelmaker.

Esmark has a package that totals about $1.8 billion, including a $200 million cash infusion, the $273 million valuation of Esmark and a stock buyback plan, as part of a hostile takeover attempt. The Chicago-based steel service center company is seeking proxy votes to put its own slate of nine people on the Wheeling-Pittsburgh board of directors to effect a merger of the companies.

The United Steelworkers of America has been supportive of the Esmark deal and said the proposed Wheeling-Pitt/Companhia Siderurgica Nacional alliance is being presented in violation of the Steelworkers labor contract with Wheeling-Pitt.

The company has offered to set up a meeting with CSN and the Steelworkers to discuss the proposed alliance.

James P. Bouchard, Esmark’s founder and chief executive, said Tuesday, “They’re going to get together with CSN representatives to meet (USW District 1 Director David) McCall and the local presidents. We look forward to those meetings occurring.”

Bouchard added, “Obviously, we feel our proposal is far superior, but it’s good to get together and talk. We’re sure the union will have a lot of questions for them. We look forward to union coming out of those meetings and saying which proposal they feel is stronger.”

The at-times acrimonious battle of words between Wheeling-Pitt and Esmark executives has seen both sides accuse each other of having the wrong plan for the steelmaker. Esmark has said it believes Wheeling-Pitt’s current management has not run the company well, while Wheeling-Pitt executives say that Esmark doesn’t have the experience at running a steelmaker.

“When the union comes out, hopefully Wheeling-Pittsburgh management will listen to that big portion of their constituency, of their shareholder base. We look forward to seeing the outcome,” Bouchard said.

Bouchard has offered to take a $1 a year salary and the rest of his compensation in stock if the merger is approved.

Further, he said, Esmark has a proposal in place to deal with the Wheeling-Pitt retiree costs.

Bouchard said Tuesday, “We are taking 5 percent of the total profits, not just of Wheeling-Pitt but all of Esmark, the service centers and the mill, and it will all go to the pensioners.”

He said if the proposal had been in place this year, retirees would have had a $2 million distribution just from Esmark’s service centers alone.

“As long as we continue to own and run the company and stay in place, I think the number can be significant, to the point of between $10 million and $15 million per year,” Bouchard said. “It’s a sizable amount of money.”

He said with Esmark’s offer of $20 per share for up to a 7.3 million share buyback, the Wheeling-Pitt Voluntary Employee Beneficiary Association, a trust set up to invest funds to help pay for retiree benefits, could choose to sell some shares to boost its value.

“Our proposal has that, but CSN’s does not. It’s another way we can get cash to the retirees,” Bouchard said.

He said Esmark’s preliminary proxy will become a definitive one to send to shareholders once the CSN proxy is issued.

“It should be forthcoming,” he said.

Wheeling-Pitt’s chairman James G. Bradley said Monday the company has not conceded that right-to-bid provisions in the Steelworkers’ contract apply to the CSN proposal. The Steelworkers contend the right-to-bid clause in the contract, which allows the union the right to form a competing bid in the event of a proposal of change in control of the company, applies and that the union should be given the same amount of time to mount a bid that was afforded CSN.

The union has said it believes that would mean Wheeling-Pitt owes the Steelworkers until at least February to mount a competing offer.

The union has filed a grievance and is seeking arbitration of the issue.

Wheeling-Pitt’s annual shareholders meeting, where it plans to offer its slate of directors to begin to effect the CSN alliance and Esmark plans to see its slate of directors voted upon, will be held Nov. 17 at the Hyatt Regency Pittsburgh International Airport.

McCall was quoted in reports Tuesday as saying he is glad Wheeling-Pitt wants to talk and the union is willing to listen, but the union is worried that CSN would end up with a majority stake in Wheeling-Pitt. The plan calls for CSN to have 49.5 percent of the company, with 11.8 million shares of stock that could be turned to an equity position within three years.

Further, McCall said in a Reuters News Service report that the CSN deal could lead to the Brazilian firm flooding the market with Brazilian steel slabs and no steel investment in the Ohio Valley.

Wheeling-Pitt has said the CSN deal would include capital improvements to its hot strip mill in Mingo Junction, but also would include installation of new galvanizing capacity in CSN’s plant at Terre Haute, Ind.